Exhibit 99.1

DigitalGlobe Reports Third Quarter 2014 Results

WorldView-3 Now Operational

Company Completes Integration, Realizing $120 Million Synergy Target

Raises 2014 Revenue to Top End of Prior Range

Longmont, Colorado, October 30, 2014 — DigitalGlobe, Inc. (NYSE: DGI), a leading global provider of commercial high-resolution earth observation and advanced geospatial solutions, today reported financial results for the quarter ended September 30, 2014.

Third quarter 2014 revenue was $154.6 million, a (6.2)% decrease compared with the same period last year. Net income for the third quarter was $0.9 million, with a net loss available to common shareholders of $(0.1) million, or $0.00 per diluted share. In the third quarter 2013, the company reported a net loss of $(1.8) million, with a net loss available to common shareholders of $(2.8) million, or a loss of $(0.04) per diluted share.

Third quarter 2014 EBITDA was $58.0 million with an EBITDA margin of 37.5%, an increase of 440 basis points compared with EBITDA of $54.5 million in third quarter 2013, and an associated margin of 33.1%. Third quarter 2014 Adjusted EBITDA was $61.5 million with an Adjusted EBITDA margin of 39.8%. This compares with Adjusted EBITDA of $65.6 million in third quarter 2013, also with an associated margin of 39.8%. Adjusted EBITDA excludes the impact of restructuring, integration and other costs.

On August 13, 2014, DigitalGlobe successfully launched WorldView-3, the world’s highest resolution and most capable commercial earth observation satellite. On October 1, 2014, the company completed calibrations on WorldView-3 to enable it to provide visible spectrum imagery to its customers. As a result, the company began recognizing revenue from the EnhancedView Service Level Agreement at a new annualized rate of approximately $337 million on October 1.

“This quarter was highlighted by the launch and commissioning of WorldView-3, the conclusion of our 18-month GeoEye integration, and more recently, the completion of pre-storage construction on WorldView-4,” said Jeffrey R. Tarr, CEO of DigitalGlobe.  “These achievements mark our transition from a period of investment in building the world’s leading earth observation capability to a new era of profitable growth, strong free cash flow and improving returns.”

In addition to the recent launch of WorldView-3 and completion of both the GeoEye integration and pre-storage construction on WorldView-4, other highlights included:

•                  The National Geospatial-Intelligence Agency awarded DigitalGlobe the third year of the Global Enhanced GEOINT Delivery (Global-EGD) contract.

•                  DigitalGlobe repurchased 495,870 shares of its stock for $15 million at an average price of $30.27.

•                  U. S. Government revenue declined 12.9% to $87.8, due primarily to $9 million in one-time Global-EGD recognized revenue in the third quarter of 2013.

•                  Diversified Commercial revenue increased 4.4% to $66.8 million in the quarter, driven by growth in Direct Access, Spatial Energy, and location-based services customers.

•                  DigitalGlobe has signed multi-year agreements to support pipeline monitoring for one of the largest gas producing companies in Asia and to enable reservoir management in Brazil for one of the largest domestic power companies in the world.

•                  The company signed agreements for its Geospatial Big Data (GBD) platform with partners focused on financial services and insurance.

•                  DigitalGlobe signed multiple agreements with Global Developmental Organizations focused on addressing infectious diseases in Africa.

•                  The company further diversified its partner channel in China, working with a new reseller to provide imagery to the Guangzhou Land Bureau.

2014 Outlook

For 2014, the company now expects to report revenue in a range of $640 million to $660 million. The company continues to expect to achieve a full-year Adjusted EBITDA margin of approximately 43% with a fourth quarter 2014 Adjusted EBITDA margin of approximately 50% at the mid-point of the company’s annual revenue guidance. The company also expects 2014 capital expenditures of approximately $185 million, due to a reduction in projected year-end payables related to satellite construction projects.

Conference Call Information

DigitalGlobe’s management will host a conference call today, October 30, 2014 at 5 p.m. ET to discuss its 2014 third quarter financial and operating results.

The conference call dial-in numbers are as follows:

U.S./Canada dial-in: (855) 212-2368

International dial-in: (315) 625-6886

Passcode: 22965956

A replay of the call will be available through November 30, 2014 at the following numbers:

U.S./Canada dial-in: (855) 859-2056

International dial-in: (404) 537-3406

Passcode: 22965956

DigitalGlobe will also sponsor a live and archived webcast of the conference call on the Investor Relations portion of its website. Click here to directly access the live webcast.

Supplemental earnings materials, including conference call slides and management scripts, are available on the Investor Relations section of the company’s website at www.digitalglobe.com.

About DigitalGlobe

DigitalGlobe is a leading provider of commercial high-resolution earth observation and advanced geospatial solutions that help decision makers better understand our changing planet in order to save lives, resources and time. Sourced from the world’s leading constellation, our imagery solutions deliver unmatched coverage and capacity to meet our customers’ most demanding mission requirements. Each day customers in defense and intelligence, public safety, civil agencies, map making and analysis, environmental monitoring, oil and gas exploration, infrastructure management, navigation technology, and providers of location-based services depend on DigitalGlobe data, information, technology and expertise to gain actionable insight.

DigitalGlobe is a registered trademark of DigitalGlobe.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein and in other of our reports, filings, and public announcements may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to future events or future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “looks forward to” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

Any forward-looking statements are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions. A number of important factors could cause our actual results or performance to differ materially from those indicated by such forward looking statements, including: the loss, reduction or change in terms of any of our primary contracts or decisions by customers not to exercise renewal options; the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011); the risk that U.S. government sanctions against specified companies and individuals in Russia may limit our ability to conduct business with potential or existing customers; the risk that the anticipated benefits and synergies from the strategic combination of the company and GeoEye, Inc. cannot be fully realized or may take longer to realize than expected; the outcome of pending or threatened litigation; the loss or impairment of any of our satellites; delays in the construction and launch of any of our satellites or our ability to achieve and maintain full operational capacity of all our satellites; delays in implementation of planned ground system and infrastructure enhancements; loss or damage to the content contained in our imagery archives; interruption or failure of our ground system and other infrastructure, decrease in demand for our imagery products and services; increased competition, including possibly from companies with substantial financial and other resources and services, that may reduce our market share or cause us to lower our prices; our inability to fully integrate acquisitions or to achieve planned synergies; changes in satellite imaging technology; our failure to obtain or maintain required regulatory approvals and licenses; changes in U.S. or foreign law or regulation that may limit our ability to distribute our imagery products and services; the costs associated with being a public company; and other important factors, all as described more fully in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Form 10-Q for the quarter ended March 31, 2014.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward looking statements.

Non-U.S. GAAP Financial Measures

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net income as indications of financial performance or as alternatives to cash flow from operations as measures of liquidity. There are limitations to using non-U.S. GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

EBITDA and Adjusted EBITDA are key measures used in our internal operating reports by management and our Board of Directors to evaluate the performance of our operations and are also used by analysts, investment banks and lenders for the same purpose. EBITDA, excluding certain acquisition costs, is a measure being used as a key element of the company-wide bonus incentive plan.

We believe that the presentation of EBITDA and Adjusted EBITDA enables a more consistent measurement of period to period performance of our operations and facilitates comparison of our operating performance to companies in our industry. We believe that EBITDA and Adjusted EBITDA measures are particularly important in a capital intensive industry such as ours, in which our current period depreciation is not a good indication of our current or future period capital expenditures. The cost to construct and launch a satellite and to build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. For example, our QuickBird satellite, which became fully depreciated during 2014, cost significantly less than our WorldView-1 and WorldView-2 satellites. Current depreciation expense is not indicative of the revenue generating potential of the satellites.

EBITDA excludes interest income, interest expense and income taxes because these items are associated with our capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements.

Adjusted EBITDA further adjusts EBITDA to exclude the loss on the early extinguishment of debt and the loss on abandonment of asset because these are not related to our primary operations. Additionally, it excludes restructuring costs, acquisition costs and integration costs as these are non-core items. Restructuring costs are costs incurred to realize efficiencies from the acquisition with GeoEye, such as reducing excess workforce, consolidating facilities and systems, and relocating ground terminals. Acquisition costs are costs incurred to effect the acquisition, such as advisory, legal, accounting, consulting and other professional fees. Integration costs consist primarily of professional fees incurred to assist us with system and process improvements associated with integrating operations. Loss on early extinguishment of debt is related to entering into the 2013 Credit Facility and Senior Notes, the proceeds of which were used to refinance our $500.0 million senior secured term loan and $100.0 million senior secured revolving credit facility, and to fund the discharge and redemption of GeoEye’s $525.0 million senior secured notes that we assumed in the acquisition.

We use EBITDA and Adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of our overall assessment of our performance and we do not place undue reliance on these non-U.S. GAAP measures as our only measures of operating performance. EBITDA and

Adjusted EBITDA should not be considered as substitutes for other measures of financial performance reported in accordance with U.S. GAAP.

FINANCIAL TABLES TO FOLLOW

DigitalGlobe, Inc.

Unaudited Condensed Consolidated Statements of Operations

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in millions, except per share data)	2014	2013	2014	2013
Revenue	$154.6	$164.8	$468.9	$443.0
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	40.9	46.7	121.5	134.9
Selling, general and administrative	55.8	60.6	167.2	204.9
Depreciation and amortization	57.7	59.4	172.9	165.7
Restructuring charges	—	3.1	1.1	37.0
Loss on abandonment of asset	—	—	1.2	—
Income (loss) from operations	0.2	(5.0)	5.0	(99.5)
Loss from early extinguishment of debt	—	—	—	(17.8)
Other income, net	0.1	0.1	0.2	0.5
Interest expense, net	—	(0.7)	—	(3.5)
Income (loss) before income taxes	0.3	(5.6)	5.2	(120.3)
Income tax benefit	0.6	3.8	1.1	36.9
Net income (loss)	0.9	(1.8)	6.3	(83.4)
Preferred stock dividends	(1.0)	(1.0)	(3.0)	(2.6)
Net (loss) income less preferred stock dividends	(0.1)	(2.8)	3.3	(86.0)
Income allocated to participating securities	—	—	(0.1)	—
Net (loss) income available to common stockholders	$(0.1)	$(2.8)	$3.2	$(86.0)

(Loss) earnings per share:
Basic (loss) earnings per share	$0.00	$(0.04)	$0.04	$(1.21)
Diluted (loss) earnings per share	$0.00	$(0.04)	$0.04	$(1.21)
Weighted average common shares outstanding:
Basic	75.1	74.5	75.1	70.8
Diluted	75.1	74.5	76.1	70.8

DigitalGlobe, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in millions)	2014	2013	2014	2013
Net income (loss)	$0.9	$(1.8)	$6.3	$(83.4)
Depreciation and amortization	57.7	59.4	172.9	165.7
Interest expense, net	—	0.7	—	3.5
Income tax benefit	(0.6)	(3.8)	(1.1)	(36.9)
EBITDA	58.0	54.5	178.1	48.9
Loss from early extinguishment of debt	—	—	—	17.8
Loss on abandonment of asset	—	—	1.2	—
Restructuring charges (1)	—	3.1	1.1	37.0
Acquisition costs (1)	—	—	—	20.6
Integration costs (1)	3.5	8.0	12.9	23.1
Adjusted EBITDA	$61.5	$65.6	$193.3	$147.4

(1)         Restructuring, acquisition and integration costs consist of non-recurring charges related to the combination with GeoEye.

EBITDA margin of 37.5% for third quarter 2014 and 33.1% for third quarter 2013 is calculated by dividing EBITDA by U.S. GAAP revenue. Adjusted EBITDA margin of 39.8% for third quarter 2014 and 39.8% for third quarter 2013 is calculated by dividing Adjusted EBITDA by U.S. GAAP revenue. We have not provided a reconciliation of our Adjusted EBITDA or Adjusted EBITDA margin outlook to the comparable forward-looking U.S. GAAP financial measures because we are unable to provide a forward-looking estimate of the reconciling items between such non-U.S. GAAP forward-looking measures and the comparable forward-looking U.S. GAAP measures. Certain factors that are materially significant to our ability to estimate these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation to the comparable forward-looking U.S. GAAP measures is not available without unreasonable effort.

DigitalGlobe, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in millions, except par value)	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127.4	$229.1
Restricted cash	4.8	6.9
Accounts receivable, net of allowance for doubtful accounts of $0.6 and $2.4, respectively	127.3	116.3
Short-term deferred contract costs	10.6	10.0
Prepaid and current assets	20.6	23.8
Deferred taxes (Note 12)	5.5	5.9
Total current assets	296.2	392.0
Property and equipment, net of accumulated depreciation of $1,044.2 and $880.6, respectively	2,209.6	2,177.5
Goodwill	484.2	459.3
Intangible assets, net of accumulated amortization of $16.7 and $8.7, respectively	45.8	39.9
Aerial image library, net of accumulated amortization of $45.2 and $41.3, respectively	5.2	9.1
Long-term restricted cash	2.7	4.5
Long-term deferred contract costs	42.6	44.9
Other assets	34.4	38.6
Total assets	$3,120.7	$3,165.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10.5	$20.9
Current portion of long-term debt	5.5	5.5
Other accrued liabilities	60.5	80.3
Current portion of deferred revenue	103.8	81.3
Total current liabilities	180.3	188.0
Deferred revenue	329.4	374.6
Long-term debt, net of discount	1,133.4	1,137.1
Long-term deferred tax liability, net (Note 12)	76.8	80.0
Other liabilities	6.5	2.8
Total liabilities	$1,726.4	$1,782.5
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS’ EQUITY
DigitalGlobe, Inc. stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; 0.08 shares authorized; 0.08 shares issued and outstanding at September 30, 2014; and 0.08 shares issued and outstanding at December 31, 2013	—	—
Common stock; $0.001 par value; 250.0 shares authorized; 75.9 shares issued and 75.2 shares outstanding at September 30, 2014 and 75.5 shares issued and 75.3 shares outstanding at December 31, 2013	0.2	0.2
Treasury stock, at cost; 0.7 shares at September 30, 2014 and 0.2 shares at December 31, 2013	(19.8)	(3.5)
Additional paid-in capital	1,476.6	1,457.5
Accumulated deficit	(64.6)	(70.9)
Total DigitalGlobe, Inc. stockholders’ equity	1,392.4	1,383.3
Noncontrolling interest	1.9	—
Total stockholders’ equity	1,394.3	1,383.3
Total liabilities and stockholders’ equity	$3,120.7	$3,165.8

DigitalGlobe, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the nine months ended
	September 30,
(in millions)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6.3	$(83.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	172.9	165.7
Amortization of aerial image library, deferred contract costs and lease incentive	11.6	12.6
Non-cash stock-based compensation expense, net of capitalized stock-based compensation expense	13.3	19.9
Excess tax benefit from share-based compensation	(1.9)	—
Amortization of debt issuance costs and accretion of debt discount, net of capitalized interest	—	3.6
Write-off of debt issuance costs and debt discount	—	12.8
Deferred income taxes	(1.3)	(38.1)
Loss on disposal of assets and other	1.4	(0.3)
Changes in working capital, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable, net	(8.1)	15.8
Deferred contract costs	(6.4)	(16.5)
Other current and non-current assets	4.5	3.1
Accounts payable	(16.0)	(3.4)
Accrued liabilities	(2.0)	(37.4)
Deferred revenue	(25.7)	35.3
Cash fees paid for early extinguishment of long-term debt and debt discount	—	(13.8)
Net cash flows provided by operating activities	148.6	75.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress additions	(193.9)	(198.9)
Acquisition of businesses, net of cash acquired	(35.7)	(524.0)
Other property and equipment additions	(12.0)	(12.7)
Decrease in restricted cash	3.8	4.7
Net cash flows used in investing activities	(237.8)	(730.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	1,150.0
Repayment of debt	(4.1)	(483.9)
Payment of debt issuance costs	—	(36.2)
Proceeds from exercise of stock options	8.6	36.9
Excess tax benefit from share-based compensation	1.9	—
Preferred stock dividend payment	(3.0)	(2.0)
Repurchase of common stock	(15.0)	—
Principal payments on capital lease obligations	(0.9)	—
Net cash flows (used in) provided by financing activities	(12.5)	664.8
Net (decrease) increase in cash and cash equivalents	(101.7)	9.8
Cash and cash equivalents, beginning of period	229.1	246.2
Cash and cash equivalents, end of period	$127.4	$256.0
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized amounts of $47.6 million and $32.6 million, respectively	—	—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Changes to non-cash property, equipment and construction in progress accruals, including interest	16.3	(5.0)
Changes to non-cash deferred contract cost accruals	(0.3)	(2.4)
Additions to capital lease obligations	(3.1)	—
Issuance of shares of common and convertible preferred stock for acquisition of business	—	837.8
Stock-based compensation awards issued in acquisition of business, net of income taxes	—	13.4
Non-cash preferred stock dividend accrual	(1.0)	(1.0)

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Contacts

Investor Contact:	Media Contact:

David Banks	Nancy Coleman
(303) 684-4210	(303) 684-1674
ir@digitalglobe.com	nancy.coleman@digitalglobe.com